Exhibit 10.2

August 10, 2012

Mr. Sherrell Smith

Dear Sherrell:

This letter (herein referred to as the “Addendum Letter”) is an addendum to the Offer Letter to you dated August 2, 2012. The terms and conditions of the Offer Letter will remain in full force and effect unless specifically amended or modified herein. Your signature at the bottom of this Addendum Letter represents your agreement to the additional terms set forth herein.

In addition to the terms and conditions set forth in the Offer Letter, Universal Technical Institute (“UTI”) agrees that it will provide to you the pay and benefits set forth in Exhibit A, attached to this Addendum Letter, in the event that you are terminated from UTI without “Cause”.

“Cause” means any one (1) or more of the following:

(i) Your conviction of, or plea of guilty or nolo contendere to, (a) any felony; or, (b) a crime involving tax evasion, fraud, embezzlement, conversion of property or moral turpitude;

(ii) A finding by a majority of the Universal Technical Institute, Inc. Board of Directors (“Board of Directors”) of your fraud, embezzlement or conversion of the Company’s property;

(iii) Your conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds relating to the business and affairs of the Company;

(iv) A final, nonappealable administrative or judicial determination that you have committed fraud or any other violation of law involving federal, state or local government funds relating to the business and affairs of the Company;

(v) A finding by a majority of the Board of Directors of your knowing breach of any of your fiduciary duties to the Company or the Company’s stockholders or your making of an intentional misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other) or prospects of Company;

(vi) Your alcohol or substance abuse, which materially interferes with your ability to discharge the duties, responsibilities and obligations prescribed by your position as determined by a majority of the Board of Directors;

(vii) Your material and knowing failure to observe or comply with law applicable to the business of the Company as an officer or employee of the Company which would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other), or prospects of the Company as determined by a majority of the Board of Directors;

(viii) Your willful gross misconduct relating to the business of the Company that results in significant harm to the Company or its operation, properties, reputation, goodwill or business relationships as determined by a majority of the Board of Directors, provided that (i) any finding or determination made by the Board of Directors concerning the existence of Cause must be made in good faith and not for purposes of evading the Company’s obligations to you; and (ii) a finding or determination of Cause by the Board of Directors may not be made unless, prior to determining that Cause exists, you shall be given written notice stating in reasonable detail the facts and circumstances deemed by the Company to constitute Cause, and thirty (30) days from receipt of such notice you have failed to cure the facts and circumstances set forth in such notice.

If you are involuntarily terminated without Cause, you will be entitled to an amount equal to 52 weeks base salary pay and extended benefits as set forth in the form of Agreement and Release set forth as Exhibit A, provided that you sign and do not revoke the form of Agreement and Release and further provided that you do not breach the agreements not to compete, not to solicit and the confidentiality agreements as set forth in Paragraphs 11, 14, and 15 in that Agreement and Release.

In the event you voluntarily terminate your employment or if you are terminated with Cause as defined above, you will receive only such pay and benefits as required to be paid to you by law.

As set forth more fully in the Offer Letter, your employment at UTI is at will. This letter is not a contract for or a guarantee of employment, but is merely a recitation of your pay and benefits if your employment with UTI is terminated.

Please sign below if you are in Agreement with the terms of this Addendum Letter.

Sincerely,

/s/ Rhonda R. Turner
Sr. Vice President, People Services

AGREED:

/s/ Sherrell Smith

Date: August 16, 2012

EXHIBIT A TO ADDENDUM LETTER

AGREEMENT AND RELEASE

This Agreement and Release is made and entered into freely and voluntarily by and between Sherrell Smith (hereinafter referred to as “Employee”) and Universal Technical Institute, Inc. (hereinafter referred to as “UTI”).*

WHEREAS, Employee was employed by UTI; and

WHEREAS, the parties wish to terminate their employment relationship in a manner which is satisfactory to both Employee and UTI;

NOW, THEREFORE, for and in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Employee and UTI agree as follows:

1. Termination Date. Employee agrees, recognizes and accepts that Employee’s employment relationship with UTI has been terminated as of        XXXXXX—(“Termination Date”) and that UTI has no obligation, contractual or otherwise, to re-employ or recall Employee in the future.

2. Payment(s). UTI agrees to pay Employee the sum of $     XXXXX— (less withholding) representing an amount equal to fifty-two (52) weeks of Employee’s base salary at the time of termination. This amount shall be paid in bi-weekly payments via the Company’s regular payroll process. Employee acknowledges that the payment(s) referenced in this Agreement constitute(s) special consideration to Employee in exchange for the promises made herein by Employee and that UTI was not otherwise obligated to provide to Employee any such payment, benefits or portion thereof. Employee also acknowledges that it is likely that there will be a two week processing time and that no payments under this Agreement will be processed until Employee signs the Agreement and the revocation period set forth in Paragraph 8 below has passed. Breach of this Agreement by Employee will result in termination of all pay and benefits under this Agreement.

3. Equity. All stock options and restricted stock held by Employee will expire according to the applicable grant or plan, and Employee’s existing equity in UTI that has vested shall remain vested.

4. Benefits. Employee’s current medical, dental and vision benefits will continue pursuant to Company policy, until [15th or end of month]. Beginning on the first day that active employee coverage is ineffective, Employee may elect to continue current health benefits for up to eighteen (18) months in accordance with the plan provisions and the Consolidated Omnibus Budget Reconciliation Action of 1985 (COBRA). For the period ending 12 months from term date, if Employee signs, returns and does not revoke or breach this Agreement, UTI will continue to pay a monthly amount towards the Employee’s COBRA coverage equal to the Company paid portion of the insurance premium for the coverage held by Employee during active employment and any administrative fee, provided the Employee makes a timely election to receive COBRA benefits.

5. Outplacement. Employee shall be entitled to twelve (12) months of outplacement services. These services must begin within 30 days of the Termination Date.

6. Release. Employee hereby releases, acquits and forever discharges UTI, its officers, employees, agents and successors of and from any and all actions, claims, damages, expenses or costs of whatever nature arising out of Employee’s employment and termination of employment with UTI, whether known or not by either party at the time of execution of this Agreement.

7. Employee’s Full Waiver of All Claims. [Will include any current applicable laws] includes, but is not limited to, any rights or claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (FLSA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (EPA), the Rehabilitation Act of 1973, the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA) or any other action or claim under any federal, state or local statute, or regulation or under common law which may be waived. Employee’s release also includes all claims for constructive discharge, negligent supervision, breach of contract, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortuous interference with contract, retaliation, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees and any other claim that could be raised by Employee as a result of Employee’s employment or termination of employment with UTI. This Waiver and Release does not affect Employee’s right to file a charge or participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement, or Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future. Notwithstanding the foregoing, Employee acknowledges and agrees that he/she (1) is not entitled to any monetary or personal relief with respect to any charge filed by any person or entity with any federal, state or local government agency; and (2) specifically assigns any such recovery to UTI. This Agreement is not intended to and does not waive or release any claim under the Arizona Minimum Wage Act.

8. Employee’s Release of Any Age Claims. Also in consideration of the promises and understandings contained in this Agreement, Employee hereby waives, releases, discharges, and agrees that Employee will not institute, prosecute or pursue any charges, claims, causes of action, or suits for claims, if any, that have arisen as of the date of this Agreement under the Age Discrimination in Employment Act (“ADEA”), as amended, or under the age provisions of applicable state law. Employee acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he/she is or may have been entitled. Employee further acknowledges having been advised by this writing, as required by the ADEA, that:

(a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement;

(b) he has been advised hereby of having have the right to consult with an attorney prior to executing this Agreement;

(c) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier);

(d) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and

(e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by the undersigned.

9. Covenant Not to Sue. Employee further covenants and agrees never to commence any action, suit or proceeding, in law or in equity against UTI, in any way pertaining to or arising out of Employee’s employment by and with UTI, or the termination of Employee’s employment, except as otherwise permitted by law. Employee also stipulates that the consideration received and to be received by Employee under this Agreement, including the payments and benefits described in paragraphs 2, 4 and 5 above, is in full and complete satisfaction of any claims Employee may have, or may have had, arising out of Employee’s employment or termination of employment with UTI, whether known by the parties at the time of execution of this Agreement or not.

10. Cooperation with Company. Employee agrees that he will cooperate with Company on any outstanding matters that require his participation such as outstanding litigation or claims by other employees or other entities without the necessity of the Company serving a subpoena on Employee.

11. Confidentiality. Employee agrees to maintain in strictest confidence the terms and existence of this Agreement and the discussions which led to its creation and execution, with the exception that Employee may disclose such matters to any attorney who is providing advice or to an accountant or federal or state tax agency for purposes of complying with any tax laws or as otherwise required by law. If Employee breaches this confidentiality provision or any other term of this Agreement, UTI shall be excused from performing its obligations hereunder. Employee further agrees this Agreement does not constitute an admission of wrongdoing by either party and that neither this Agreement nor the negotiations that led to its creation shall be used as evidence to prove any alleged wrong, other than a failure to comply with the terms of this Agreement. The parties agree that this Agreement may be used as evidence in any action to enforce the terms of this Agreement.

* As used in this Agreement, the term “UTI” includes Universal Technical Institute and all of its current and former officers, directors, agents, representatives and employees, as well as all current and former entities related to or affiliated with UTI.

12. Confidential Information.

(a) Following the Termination Date, Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for her own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business, and (ii) in good faith by Employee in connection with the performance of Employee’s duties under this Agreement. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

(b) “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, brand, marketing, advertising/media, product and channel strategies, OEM market data, competitor and student research, internet marketing strategy and tactics, predictive modeling insights, product designs, pricing and training manuals, campus operations design and strategy. Copyright, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion of phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Employee not permissible hereunder.

13. Non-Disparagement. In order to avoid unnecessary and unfair damage to UTI’s business reputation, Employee agrees to make no statements to any parties including, but not limited to, any employees, customers, vendors, or other parties, whether oral, written or electronic which would tend to disparage, criticize or ridicule UTI.

14. Agreement Not to Solicit. For a period of twelve (12) months after the last bi-weekly payment set forth in Paragraph 2, Employee will not, without the express prior written approval of the Chief Executive Officer of the Company, directly or indirectly, on his behalf or on behalf of others, in one or a series of transactions: (i) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with UTI or had a business relationship with UTI within the twenty-four (24) month period preceding the date of the solicitation, to discontinue, reduce or modify such employment, agency or business relationship with UTI; or (ii) employ or seek to employ or cause any business to employ or seek to employ any person or agent who is then (or was at any time within twenty-four (24) months prior to the date the Employee or the business employs or seeks to employ such person) employed or retained by UTI. Notwithstanding the foregoing, nothing herein shall prevent Employee from providing a personal letter of recommendation to an employee with respect to a future or any other employment

15. Covenant Not to Compete. Employee agrees that during the course of his employment, he has received Confidential Information and training, designed to give him special skills and to provide UTI with a competitive advantage and which has commercial value. Employee acknowledges that UTI has a legitimate interest in protecting its Confidential Information and in taking reasonable steps to protect its goodwill, its relationships with students, employees, consultants, vendors, suppliers, manufacturers, and to protect itself against unfair competition.

Employee therefore agrees:

(a) As used in this Agreement, to “Compete” shall mean directly or indirectly to own, manage, operate, join, control, be employed by, or become a director, officer, shareholder (holding 5% or more of shares) of, or consultant to, any entity or person that (i) owns or operates a post-secondary educational institution which teaches or trains individuals in motorcycle, marine, automotive, diesel, and collision repair and refinishing technologies, or any one or more of these programs; (ii) is considering or contemplating a program or an investment in a program that teaches or trains individuals in motorcycle, marine, automotive, diesel, and collision repair and refinishing technologies, or anyone or more of these programs; (iii) any entity engaged in any similar or incidental business conducted, or engaged in, by UTI prior to the date hereof or at any time during the Employee’s employment.

(b) For a period of twelve (12) months (or for nine (9) months if a court finds that twelve (12) months are unreasonable or for a period of six (6) months if a court finds that nine (9) months are unreasonable after the Termination Date, Employee agrees that he shall not Compete with UTI anywhere within UTI’s sales territory. Employee agrees that in light of UTI’s business style and character, its marketing methods, the location of its campuses and its sales strategy; it is reasonable to consider that UTI’s sales territory extends throughout the United States and Puerto Rico. (If a court of competent jurisdiction finds that this territory is unreasonable, then the sales territory shall be considered all states in which UTI has a campus and all states which are contiguous to a state with a UTI campus. If a court of competent jurisdiction finds that this territory is unreasonable, then the sales territory will be considered to be all states in which UTI has a campus.)

(c) Employee agrees to disclose, during the twelve (12) month period following the termination of employment, the terms of this Paragraph 15 to any potential future employer.

16. Internal Revenue Code Section 409A Compliance Strategy. UTI believes that the severance and other payments and benefits provided pursuant to Paragraphs 2, 4 and 5 of this Agreement comply with either the short-term deferral exception or the separation pay exception to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) as described in Treas. Reg. § 1.409A-l (b) (4) and § 1.409A-l (b) (9) (iii) and (v), respectively. Nevertheless, under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. In addition, the Employee shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. If UTI concludes at a later date, in the exercise of its discretion, that neither the short-term deferral exception, the separation pay exception nor any other exception to the requirements of Section 409A is available, Employee understands and agrees that UTI may unilaterally amend the applicable terms of this Agreement in order to assure compliance with Section 409A. Each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

17. Company’s Right to Cease Payments and Obtain Injunctive Relief. Employee understands and agrees that the payments and benefits in Paragraph 2, 4 and 5 of this Agreement are made in exchange for Employee’s promises, covenants, and undertakings in Paragraphs 11, 12, 13, 14 and 15 of this Agreement. In the event of a breach or imminent breach of any of Employee’s duties or obligations under the terms and provisions of these paragraphs of this Agreement, UTI shall be entitled to immediately cease all payments and benefits to Employee or on his behalf under Paragraphs 2, 4 and 5.

Employee understands and agrees that if Employee breaches any duties or obligations Employee has under Paragraphs 11, 12, 13, 14 and 15 of this Agreement, Employee has no right to any money or benefits under Paragraphs 2, 4 and 5 of this Agreement, and that Employee forfeits any right to receive money under Paragraphs 2, 4 and 5 of this Agreement, regardless of whether the non-compete or non-solicit provisions are upheld in a court of competent jurisdiction. Employee further understands and agrees that if Employee challenges, by seeking judicial relief, the enforceability of Paragraphs 11, 12, 13, 14 and 15, UTI shall be entitled to immediately cease all payments and benefits under Paragraphs 2, 4 and 5 of this Agreement.

In addition to any other legal or equitable remedies UTI may have (including any right to damages that it may suffer), UTI shall be entitled to temporary, preliminary and permanent injunctive relief restraining such breach or imminent breach. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of Paragraphs 11, 12, 13, 14 and 15 would be largely irreparable. Employee undertakes and agrees that if Employee breaches or threatens to breach the terms of these paragraphs, Employee shall be liable for any attorneys’ fees and costs incurred by Company in enforcing its rights hereunder.

18. Company Property and Documents. Employee agrees to return all UTI property and equipment, including keys and all files and documents pertaining to UTI, including all copies thereof, on or before the date of Employee’s termination.

19. Reliance. Employee warrants and represents that: (i) Employee has relied on Employee’s own judgment regarding the consideration for and language of this Agreement; (ii) Employee has been given a reasonable period of time to consider said Agreement; (iii) no statements made by UTI have in any way coerced or unduly influenced Employee to execute this Agreement; (iv) this Agreement is written in a manner that is understandable to Employee and Employee has read and understood all paragraphs of this Agreement; and (v) Employee has been advised to consult with legal counsel of Employee’s choice regarding this Agreement.

20. Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. The rights and obligations of the parties under this Agreement shall survive a merger, consolidation or transfer of ownership or sale of whole or parts of the Company and shall bind any successors or assigns of either party. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements and understandings between the parties, and there are no agreements of any nature whatsoever between the parties hereto except as expressly stated herein. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the enforceable provision shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, and the parties agree that the courts of Arizona shall have exclusive jurisdiction over any dispute pertaining to this Agreement.

AGREED AND ACCEPTED:

Dated:       , 20

      XXXXXXXXXXXXXX

UNIVERSAL TECHNICAL INSTITUTE, INC.
By:       XXXXXXXXXXX
Dated:       , 20

Return Original To:
Rhonda Turner
Senior Vice President, People Services
Universal Technical Institute, Inc.
16220 N. Scottsdale Road, Suite 100
Scottsdale, AZ 85254